UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2005
GENENTECH, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9813	94-2347624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 DNA Way
South San Francisco, California 94080-4990
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (650) 225-1000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement
SIGNATURES

ITEM 1.01 Entry Into A Material Definitive Agreement
Bonus Program
     Genentech, Inc. (“Genentech” or the “Company”) maintains a bonus program administered annually by the Compensation Committee of the Board of Directors. The purpose of the program is to reward employees for successful achievement of certain corporate goals. The Compensation Committee historically sets a one year performance period to run from January 1 through December 31 and establishes in advance a list of specific corporate goals for that period as well as specific bonus amounts tied to each goal. The extent to which these corporate goals are achieved determine the amount of funds available in the bonus pool. The bonus pool is allocated among eligible employees based on recommendations from management and approval by the Compensation Committee.
     All employees working more than 20 hours per week (except for interns, post-doctoral fellows, employees covered by a sales compensation plan and employees hired after September 30), including all of Genentech’s executive officers, are eligible to participate in the annual bonus program. Eligible employees must remain employed by Genentech at the time awards are paid out under the program in order to receive their awards, if any. The Compensation Committee may modify, amend, revoke or suspend the annual bonus program at any time in its sole discretion.
     On December 15, 2005, the Compensation Committee approved corporate goals and associated bonus target amounts for fiscal year 2006. The Committee approved specific targets and goals in the following five categories (weighting of such indicated): (i) corporate/financial goals relating to achievement of certain financial measures, including growth in earnings per share (on a non-GAAP basis, subject to certain adjustments), pre-tax operating margin and risk management measures (weighted 31%), (ii) commercial goals relating to product sales, expenses and processes (weighted 24.5%), (iii) research and development goals relating to projects in Genentech’s pipeline (weighted 24.5%), (iv) product manufacturing and regulatory, quality and compliance goals relating to product inventory levels, regulatory approvals and other manufacturing matters (weighted 15%) and (v) employee development goals relating to leadership succession (weighted 5%). The total size of the potential bonus pool is a specific percentage of budgeted net income (on a non-GAAP basis, subject to certain adjustments). This percentage is set based on benchmark data from pharmaceutical and biotechnology companies obtained from an independent survey source. An additional amount may be added to the bonus pool if Genentech achieves earnings per share growth (on a non-GAAP basis, subject to certain adjustments) and operating revenue growth that is above the median of those same financial measures from a group of twelve peer companies in the pharmaceutical and biotechnology industries, some of which also act as the source of the benchmark data described above.
     The actual bonuses payable for fiscal year 2006 (if any) will vary depending on the extent to which actual performance meets, exceeds, or falls short of the corporate goals approved by the Compensation Committee. The management and the Compensation Committee retain the discretion to increase, reduce or eliminate the bonus that otherwise might be payable to any individual based on actual performance as compared to pre-established goals.
Director Equity Compensation
     On December 15, 2005, the Compensation Committee also approved changes to the equity compensation of independent directors for 2006. Effective January 1, 2006, the equity compensation will be as follows:
     Independent directors will be granted a stock option to purchase 10,000 shares of Genentech common stock upon re-election to the Board at each annual meeting. These options vest over a twelve-month period with half of the shares vesting on the six month anniversary of the grant date and the other half vesting monthly in equal increments over the remaining six months.

     In addition to the re-election grant, consistent with last year’s practice, our independent directors are eligible to receive a stock option for the purchase of up to an additional 5,000 shares of common stock, based upon the Company’s performance against median peer company performance for the previous fiscal year.
     Any new Board member who is an independent director will receive a stock option to purchase 20,000 shares of our common stock upon first election to the Board. This option will vest over four years, with the first quarter vesting one year from the grant date and the remainder vesting monthly in equal increments during the remaining 36-month period. The exercise price of stock option grants made on election or re-election to the Board will be equal to the closing price of our common stock as reported in The Wall Street Journal on the day of election or re-election.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2005	By:	/s/ Stephen G. Juelsgaard
Stephen G. Juelsgaard
Executive Vice President, General Counsel and Secretary